For more information:
Sara Leuchter Wilkins
Vice President of Investor Relations and Corporate Communications
414-224-2633
swilkins@journalcommunications.com

Journal Communications Announces Repurchase of 3,200,000 Shares Held by
Matex Inc.

MILWAUKEE, WI – August 23, 2007 – Journal Communications, Inc. (NYSE:JRN) announced today that it has repurchased 3,200,000 shares of class B common stock from the Company’s founding family shareholder, Matex Inc., at $10.00 per share, for a total of $32.0 million. The purchase price reflects a 7.7% discount to the ten-day volume weighted average class A common stock closing price beginning on August 9, 2007 and ending on August 22, 2007 and a 0.9% discount to the $10.09 closing price of class A shares on August 22, 2007. Matex Inc. is a corporation controlled by members of the family of the Company’s former chairman, Harry J. Grant. Class B shares, which are not publicly traded, have ten votes per share and are convertible into class A shares on a one-for-one basis.

The Matex stock repurchase was transacted under the Company’s ongoing share buyback program. As of today’s date, 12,149,100 shares in aggregate had been repurchased by Journal Communications and 2,850,900 shares remain for repurchase under the current authorization.

The repurchased stock, which has been retired, constituted approximately 20.6% of the company’s 15,503,327 class B shares and 4.8% of its total common stock outstanding (classes A, B and C) at July 27, 2007.

In addition to the share repurchase, Matex and the other Grant family members agreed to a one-year lock-up on sales of their remaining Journal shares and the elimination of their existing right to nominate a second director if the Company’s board were to increase to more than 11 directors. The Company was also granted certain rights regarding the conversion of some or all of the class C shares held by Matex and the other Grant family members.

“We are pleased about this opportunity to buy a substantial block of shares in a single purchase,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “The Grant family has advised us that this stock repurchase allows members of the family to diversify their portfolios while continuing to remain dedicated owners of Journal Communications. Following the share repurchase, Matex owns 1,431,000 class B shares as well as 3,033,963 non-publicly traded class C shares, which carry two votes per share. Other members of the Grant family also own an additional 16,667 class B shares and 230,037 class C shares.

“This repurchase benefits all Journal shareholders, as the transaction will be accretive to earnings per share. Our healthy balance sheet and strong cash flows have enabled us to fund this transaction while preserving our significant financial flexibility to invest in and continue to grow our business.”

Forward-looking Statements
This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

About Journal Communications
Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882.  We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services.  We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 44 community newspapers and shoppers in Wisconsin and Florida.  We own and operate 35 radio stations and ten television stations in 12 states and operate one television station under a local marketing agreement.  Our interactive media assets include more than 75 online enterprises that are associated with our daily and community newspapers, television and radio stations.  We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.